Exhibit 99.1

1001 Air Brake Avenue Wilmerding, PA 15148 Phone: 412.825.1543 Fax: 412.825.1789

Contact:Tim Wesley at (412) 825-1543

Wabtec Affirms 2004 Earnings Guidance;

Issues 2005 Guidance Of About $1 Per Diluted Share

WILMERDING, Pa., Dec. 17, 2004 — Wabtec Corporation (NYSE: WAB) today affirmed its earnings guidance for 2004, and issued 2005 guidance of about $1 per diluted share. The 2005 estimate, which represents a growth rate of about 40 percent compared to 2004, includes expenses for actions that the company may take to improve future profitability. The company had not previously issued 2005 guidance.

“We’re pleased to forecast a substantial earnings increase for the third consecutive year, and we also expect to meet our ongoing goal to generate free cash in excess of net income,” said William E. Kassling, Wabtec’s chairman, president and chief executive officer. “During the year, we will be stepping up efforts to improve our profit margins, through a combination of internal cost reductions, lower-cost sourcing and price increases. Looking beyond 2005, we are optimistic about Wabtec’s prospects as we continue to execute our growth plans and apply lean principles throughout the company.”

2004 Guidance – As previously announced, Wabtec expects to report earnings per diluted share of about 70 cents in 2004, which represents a growth rate of about 35 percent compared to 2003. The company plans to report year-end results in February.

2005 Guidance – Wabtec expects 2005 sales to be about $900 million. At this sales level, Wabtec expects 2005 earnings per diluted share to be about $1, including expenses for actions that the company may take to improve future profitability. Wabtec will provide details about these actions as they are taken and will update its guidance as necessary.

The company is basing the current guidance on the following assumptions for industry deliveries of new rolling stock in 2005: about 48,000 freight cars, compared to about 42,000 in 2004; about 1,100 locomotives, compared to about 1,200 in 2004; and about 600 transit cars, compared to about 675 in 2004. Those original equipment markets represent about half of total sales, with aftermarket parts and services providing the rest. The company expects aftermarket sales to be higher in 2005, in part due to internal programs focused on the service and repair market segments, and as freight rail traffic continues to increase.

Wabtec Corporation (www.wabtec.com) is one of North America’s largest providers of value-added, technology-based products and services for the rail industry.

This press release contains forward-looking statements regarding the company’s earnings expectations. Wabtec’s actual results could differ materially from the results suggested in these statements. Factors that could cause or contribute to these material differences include, but are not limited to, the strength of the U.S. economy and the U.S. dollar; changes in the assumptions for deliveries of new rolling stock in 2005; the timing and success of any actions the company decides to take to improve future profitability; and other factors contained in the company’s regulatory filings, which are herein incorporated by reference. The company assumes no obligation to update these forward-looking statements or advise of changes in the assumptions on which they were based.

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